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                                                                       Exhibit 5

                                                                 August 18, 1999

The Seagram Company Ltd.
1430 Peel Street
Montreal, Quebec
H3A 1S9

     Re:     THE SEAGRAM COMPANY LTD.
             1996 Stock Incentive Plan
             PolyGram Holding, Inc. Deferred Savings
                 and Investment Plan for Employees

Dear Sirs:

We are acting as Canadian counsel to The Seagram Company Ltd. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the 1996 Stock Incentive Plan and the PolyGram Holding, Inc. Deferred Savings and Investment Plan for Employees (collectively the "Plans").

We have examined such corporate records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinions set forth herein.

Based on the foregoing, we are of the opinion, assuming the effectiveness of the Registration Statement under the Act and that all authorizations, consents and approvals of and all filings, registrations, qualifications and recordings with all governmental authorities of Canada and any applicable Province thereof are obtained and made, that:

     The Common Shares authorized for original issuance under any of the Plans, when duly issued and sold as contemplated by the Registration Statement and the applicable Plan, will be legally issued as fully paid and non-assessable Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Yours truly,
                              /s/ Goodman Phillips & Vineberg
                              Goodman Phillips & Vineberg